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                                                                    Exhibit 99.1

       TOWER AUTOMOTIVE ISSUES FORM 10-K FOR YEAR ENDED DECEMBER 31, 2003

NOVI, Michigan - March 8, 2004 - Tower Automotive, Inc. (NYSE: TWR) today filed its Form 10-K for the year ended December 31, 2003, with the Securities and Exchange Commission. The filing may be accessed either on the company's website at www.towerautomotive.com or through the SEC's EDGAR filing system.

         Tower Automotive previously announced its fourth quarter 2003 results in a press release dated February 12, 2004. Those results included an extraordinary gain at its Metalsa joint venture in Mexico of $9.1 million, related to a tax planning transaction at the venture. The recognition of the gain had initially been determined by the company's independent auditors and accepted by the company. Upon further review by the independent auditors, the initial position was changed and the auditors concluded and the company agreed that under accounting principles generally accepted in the United States, the recognition of this gain should be deferred and recognized on a quarterly basis based on the joint venture's taxable earnings. Accordingly, the company has reversed the previously reported extraordinary gain and is recognizing a portion in the fourth quarter of 2003 as additional joint venture equity earnings of $1.2 million, offset by additional deferred tax expense of approximately $0.4 million in the quarter. This change has no effect on the company's previously reported operating loss or cash flows for the fourth quarter or year ended December 31, 2003.

         As a result of reversing the previously reported extraordinary gain, the company's fourth quarter 2003 net loss is now $33.0 million, or $0.58 per share, versus a previously reported net loss of $24.7 million, or $0.43 per share. The company's net loss for the twelve months ended December 31, 2003 is now $124.7 million, or $2.20 per share, versus a previously reported net loss of $116.4 million, or $2.05 per share.

         Tower Automotive Inc., is a global designer and producer of vehicle structural components and assemblies used by every major vehicle manufacturer, including BMW, DaimlerChrysler, Fiat, Ford, General Motors, Honda, Hyundai/Kia, Nissan, Toyota and Volkswagen Group. Products include body structures and assemblies, lower vehicle frames and structures, chassis modules and systems, and suspension components. The company is based in Novi, Michigan. Additional company information is available at www.towerautomotive.com.

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CONTACTS:

Media Inquiries                                   Investor Inquiries
Bev Pierce 616-802-1630                           Dave Tuit 616-802-1591

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This press release contains forward-looking statements relating to future results of the company (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, general economic condition in the markets in which Tower operates, and other risks detailed from time to time in the company's Securities and Exchange Commission filings.

                                                                   March 8, 2004
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TOWER AUTOMOTIVE             27175 HAGGERTY ROAD             NOVI, MI 48377-3626